SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2004

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Item 5. Other Events

          A subsidiary of PPL Corporation (PPL), PPL Sundance Energy, LLC, has agreed to sell the 450-megawatt Sundance power plant in Arizona to the Arizona Public Service Company for approximately $190 million in cash, subject to the receipt of various state and federal regulatory approvals and customary closing conditions.

          The Sundance plant is located in Pinal County, Arizona, about 55 miles southeast of Phoenix. The plant, which has been in service since July 2002, uses simple-cycle, natural gas-fired turbines and operates primarily in periods of high-energy demand. PPL EnergyPlus, LLC, the energy-marketing subsidiary of PPL, markets electricity produced at the Sundance plant and currently has power sale agreements with various entities throughout the Southwest.

          If the necessary regulatory approvals can be obtained, the sale is expected to close in the first quarter of 2005. PPL expects to take an unusual, non-cash charge related to the transaction of approximately $47 million, or $0.25 per share, after taxes in 2004 or 2005, depending upon the status of regulatory approvals. The sale is expected to enhance PPL's cash flow position and, excluding the unusual charge, be accretive to PPL's earnings in 2005 and in subsequent years. Proceeds of the sale would be used to reduce PPL's outstanding debt.

          The transaction requires regulatory approvals by the Arizona Corporation Commission (ACC), the Federal Energy Regulatory Commission, the U.S. Department of Justice and the Federal Trade Commission. Either party may terminate the agreement if the ACC approvals are not obtained by December 31, 2004.

          PPL cannot predict whether or when the regulatory approvals for this transaction will be obtained, and whether or when this transaction will be consummated.

Certain statements contained in this report, including statements with respect to future earnings, cash flow and asset disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; competition; accounting requirements; operating performance and costs of plants and other facilities; political, regulatory or economic developments and conditions; and regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION
By:	___________________________________ John R. Biggar Executive Vice President and Chief Financial Officer
PPL ENERGY SUPPLY, LLC
By:	___________________________________ John R. Biggar Vice President

Dated:   June 1, 2004